2015 Board of Directors Compensation Policy
October 31, 2014

Policy Information

Document Title:	2015 Board of Directors Compensation Policy
Content Owner:	Director of Human Resources
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	Policy Oversight Group
Board-Level Approver:	Full Board (Compensation)
Review Frequency:	Annually
Initial Effective Date:	01/01/2010
Last POG Approval Date:	10/29/2014
Next Review Date:	09/2015

Introduction

This FHLBank Policy, governed by the board of directors (board), governs the compensation of individuals serving as directors of the Federal Home Loan Bank of Topeka (FHLBank). Section 7(i) of the Federal Home Loan Bank Act and 12 U.S.C. §1261.22 require the board annually to adopt a written compensation policy to provide for the payment of reasonable compensation and expenses to the directors for the time required of them in performing their duties as directors.

Purpose

Directors should be reasonably compensated for the time and effort exerted in the performance of their duties as a director of FHLBank. This policy establishes reasonable compensation for the activities and functions for which director attendance or participation is necessary and provides compensation reflecting the total amount of time a director has spent on FHLBank business. Differentials in meeting attendance fees for the chair, vice chair and the various committee chairs shall reflect the additional responsibility assumed by these directors.

Scope

Directors shall be compensated based on attendance at board meetings and the director’s performance of official FHLBank business.

Policy

1. Compensation. Individuals serving as directors of FHLBank shall be paid a meeting fee for each day in physical attendance at a regular meeting of the board and shall receive no other compensation from FHLBank other than reimbursement or payment of expenses or other costs as set forth in the Directors and Executive Officers Travel Policy. The following table illustrates the maximum annual compensation to be paid to various board member positions. The daily meeting fee shall be the maximum in the table below divided by six.

Position	Maximum Annual Compensation[1]
Chair of Board	$105,000
Vice Chair of Board	$90,000
Committee Chair	$90,000
Director	$80,000

[1]	In addition to the Maximum Annual Compensation, a director may also realize the benefit of reasonable spousal or guest travel expenses that qualify as perquisites as set forth in the Directors and Executive Officers Travel Policy, up to a limit of $5,000.

An individual serving as Chair of the Board shall not be entitled to annual compensation in excess of the amount to which the individual is entitled for such service due to concurrent service as a Committee Chair. An individual serving as Vice Chair of the Board shall be entitled to an increase of $5,000 in his or her Maximum Annual Compensation in the event the individual serves as both Vice Chair of the Board and a Committee Chair.

The maximum annual compensation amounts are based on an evaluation of McLagan market research data, a fee comparison among the FHLBanks and the board’s assessment of appropriate and comparable pay that will allow the FHLBank to recruit and retain highly qualified directors.

2. Adjustments in Compensation. Only fees that reflect performance of official FHLBank business shall be paid to a director. This Policy is structured to allow decreases in compensation to reflect lesser attendance or performance at board or committee meetings during a given year.

In addition to the compensation structure and potential reductions from the maximum annual compensation as set forth in paragraph 1, the Chair of the Compensation Committee shall have the authority, in his or her sole discretion, to recommend that the board reduce the compensation of any director to reflect lesser attendance or performance at board or committee meetings during a given year. The Chair of the board shall have the authority, in his or her sole discretion, to recommend that the board reduce the compensation of the Chair of the Compensation Committee to reflect lesser attendance or performance at board or committee meetings during a given year. If the Chair of the Compensation Committee or the Chair of the board, as appropriate, determines that the compensation paid to a director does not reflect the director’s performance of official FHLBank business, the Chair of the Compensation Committee or the Chair of the board, as appropriate, may recommend that the board authorize a clawback of that director’s compensation in an amount to be determined by the board.

The Chair of the Compensation Committee shall have the authority, in his or her sole discretion, to recommend that the board provide compensation to a director(s) who is not in physical attendance at a regular meeting of the board, but attends via teleconference, due to extreme circumstances, such as a natural disaster or a severe illness. The Chair of the board shall have the authority, in his or her sole discretion, to recommend that the board provide compensation to the Chair of the Compensation Committee if he or she is not in physical attendance at a regular meeting of the board, but attends via teleconference, due to extreme circumstances, such as a natural disaster or a severe illness.

On a quarterly basis, the Chair of the Compensation Committee and the Chair of the board shall review attendance records, as prepared by the corporate secretary, and shall use those records, in addition to considering director performance, when determining whether to recommend the board reduce or clawback a director’s compensation.

3. Number of Meetings. The board shall hold at least six regular board meetings per year. Special meetings of the board may be held as provided in the FHLBank’s bylaws.

4. Reimbursement of Expenses. Directors shall be entitled to reimbursement for all necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as provided in the Directors and Executive Officers Travel Policy, except that directors may not be paid for gift or entertainment expenses.

Policy Review

This policy shall be reviewed annually and revised as needed by the Director of Human Resources. Following such review, the policy shall be submitted for review and approval by the Policy Oversight Group. In the event of any revisions to the Policy, such revisions shall be submitted for review and approval by the Compensation committee and the board, which shall occur no less than annually.